Exhibit 10.3

February 24, 2003

ChevronTexaco Corporation

6001 Bollinger Canyon Road

San Ramon, California 94583

Attn: Darald W. Callahan

Chevron Phillips Chemical Company LLC

10001 Six Pines Drive

The Woodlands, Texas 77380

Attn:  James Gallogly

Re:            Contribution Agreement Amendments – Section 6.19: K-Resin Contribution and Annex C, Section 2.2: Indemnificaion By Phillips and Chevron

Gentlemen:

This letter shall serve to amend and clarify the Contribution Agreement dated May 23, 2000, as previously amended by a letter agreement dated July 5, 2001, (hereinafter collectively, the “Contribution Agreement”) by and among ConocoPhillips Company (f/k/a Phillips Petroleum Company) (“ConocoPhillips” or “Phillips”), ChevronTexaco Corporation (f/k/a Chevron Corporation)(“ChevronTexaco” or “Chevron”) and Chevron Phillips Chemical Company LLC (“CPC” or the “Company”). ConocoPhillips, CPC and ChevronTexaco are referred to herein, collectively, as “Parties”. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Contribution Agreement and Annex C of the Contribution Agreement.

This amendment is to resolve, restate and clarify certain issues relating to the obligations of ConocoPhillips as to the K-Resin Accident.

I.  Final Accounting for Actual Expediting Expenses

For purposes of K-Resin Repair cost allocation issues, ChevronTexaco and ConocoPhillips previously estimated that $10,000,000 of the proceeds from insurance policies relating to losses from business interruption due to the K-Resin Accident was allocable as expediting expenses and therefore, such amount was allocated to offset ConocoPhillips’ obligation relating to the K-Resin Repair under Section 2.2(a)(ix) of Annex C. The Parties now agree that the final actual expediting expenses paid are equal to $4,700,000.  The calculations and amounts contained in this letter (in particular the capital contributions provided for in sections II and III below) reflect the agreed usage of the actual expediting expenses of $4,700,000 and no further adjustments or expediting expense payments are required.

II.  Contribution Agreement-Section 6.19(b): K-Resin Contribution

The Parties wish to clarify and finalize the calculation of ConocoPhillips’ capital contribution to CPC required under Section 6.19(b) of the Contribution Agreement for the Tax-Adjusted Shortfall from the Projected K-Resin EBITDA for the period from the Closing Date to December 31, 2002.  Accordingly, Section 6.19(b) of the Contribution Agreement is hereby amended and replaced in its entirety by the following:

“(b)    -    Phillips shall make a capital contribution to the Company equal to $21,700,000 as payment for the tax-adjusted shortfall from the Projected K-Resin EBITDA for the period commencing on the Closing Date and ending on December 31, 2002. ConocoPhillips shall make such payment to the Company no later than March 5, 2003.”

III.  Contribution Agreement-Annex C, Section 2.2(a)(ix)

The Parties recognize that at the present time due to various factors, completion and startup of Phase 3 of the K-Resin Repair, as generally described in the materials dated November 2002 attached to the Written Consent Action of the Board of Directors for the K-Resin Repair AFE supplements, may not be in the best interest of CPC and that at some point in time in the future, completion and startup of Phase 3 may be more desirable.  Given certain differences in interpretation of Annex C, Section 2.2(a)(ix), the Parties wish to amend said Section to take into consideration the amounts paid to date by ConocoPhillips for the K-Resin Repair and the desire to clarify the extent of ConocoPhillips’ obligation to indemnify ChevronTexaco and CPC for additional K-Resin Repair amounts after January 1, 2003, the Parties hereby agree as follows:

(a) Section 2.2(a)(ix) of Annex C of the Contribution Agreement is hereby amended and replaced in its entirety by the following:

“(ix) (A) all K-Resin Repair authority for expenditure (“AFE”) amounts approved by the Company Board of Directors prior to January 1, 2003 which are hereby agreed equal to $108,780,667 (hereinafter, the “P50 Repair Cost”). No later than March 5, 2003, Phillips shall make a capital contribution of $12,286,871 (the “Capital Contribution”) to the Company to reach the P50 Repair Cost amount. For purposes of clarity, the Capital Contribution represents the unreimbursed portion of the total K-Resin Repair AFE amounts plus the estimated amount to complete the K-Resin Repair, in each case, approved by Company’s Board of Directors prior to January 1, 2003 (the calculations for which are set forth in Schedule A attached hereto).  Phillips shall have no right to audit any expenditure submitted by the Company to Phillips for reimbursement prior to December 31, 2002 and no right to a reimbursement of any portion of the P50 Repair Cost.  After payment of the Capital Contribution as provided for in this Section 2.2(a)(ix)(A),  Phillips shall have no further indemnity obligation to the Company or Chevron as to the K-Resin Repair except in the event that the total cost to complete the K-Resin Repair exceeds the P90 Repair Cost.  In such case, Phillips shall indemnify and hold harmless Chevron and its Affiliates and the Company and its Affiliates from and against any and all Damages incurred by Chevron and its Affiliates or the Company and its Affiliates in connection with all costs of the K-Resin Repair which exceed the P90 Repair Cost.  In all cases, the Company shall be responsible for costs of the K-Resin Repair exceeding the P50 Repair Cost up to P90 Repair Cost.

The P90 Repair Cost shall be equal to $112,550,667 unless adjusted as follows.  In the event that (i) the completion of the K-Resin Repair is temporarily stopped or delayed at any time after January 1, 2003, (ii) at the time of such stoppage or delay the total costs of the K-Resin Repair have not exceeded $112,550,667, and (iii) such stoppage or delay lasts for a period of at least six months, then, in such case the P90 Repair Cost shall be adjusted and redefined as follows:

P90 Repair Cost = (SPT) + ((UNSPT) x (NFIn/1630.0))

where:

SPT = the total aggregate cost of the K-Resin Repair incurred by the Company at the time of stoppage or delay of the K-Resin Repair

UNSPT = $112,550,667 - SPT

NFIn=The most recent 12 month average of the monthly Nelson-Farrar Refinery (Inflation) Index as published by the Oil & Gas Journal at the time in which the K-Resin Repair work resumes. The Nelson Farrar Index is published in the first issue of the Oil & Gas Journal each month.  There is a three-month lag in the index, therefore for example, if the K-Resin Repair work resumes in October 2005, the applicable index would be the average of the 12-month period from July 2004 through June 2005.  In the event that the Index is no longer published at the time of the resumption of the K-Resin Repair work, Phillips, Chevron and the Company shall meet and agree on a suitable replacement index or inflation factor.

(B) Notwithstanding the over expenditure allowance in Section 7.1(a)(vi) of the Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”), the Company is not authorized to commit, or in any way expend, funds in excess of the respective AFE amounts as set forth in the last (December 2002) Board of Directors approved AFEs for the K-Resin Repair without further Board of Directors approval.  In addition, for purposes of

Section 7.1(a)(xvii) of the LLC Agreement, the decisions to halt and/or resume Phase 3 of the K-Resin Repair, and begin the commissioning and/or the startup of Phase 3 of the K-Resin Repair, are each “material” and therefore require Board of Directors approval.

(C)  All amounts paid pursuant to this Section 2.2(a)(ix) shall be in all cases, (i) net of (a) any insurance proceeds from independent sources (not affiliated with Phillips or Chevron) that the Indemnified Party receives in respect of such matter net of any costs incurred by such party in the nature of increased insurance premiums or similar costs related to such recovery (determined on a reasonable present value basis) and (b) any indemnity payments (less costs of collection thereof) which such party receives from parties other than the party against whom such claim is asserted under the Contribution Agreement (including Annex C), and (ii) increased on a Net After-Tax Basis for any income or franchise tax incurred by such party as a result of any insurance proceeds or indemnity payments described in clause (i) of this sentence (other than any such insurance proceeds or indemnities payable to reimburse lost or forgone income) constituting taxable income.  For purposes of this definition, “Net After-Tax Basis” means after any U.S. federal, state or local income or franchise taxes (assuming the deductibility of such state and local income and franchise taxes in calculating federal income tax) incurred as a result of receipt by the Company of any insurance proceeds or indemnity payments described in clause (i) of the immediately preceding sentence (other than any such insurance proceeds or indemnities payable to reimburse lost or forgone income), reduced by any tax benefit arising as a result of receipt of such insurance proceeds or such indemnity payments provided, however, that Phillips’ obligations with respect to the foregoing shall be limited to such changes, modifications or improvements that are identified to Phillips or the Company prior to the K-Resin Plant (and/or Designated Replacement Facilities) achieving sustainable production capacity equal to 335 million pounds per year.

(b)  Intent of the Parties:  The Parties acknowledge their intent and expectation that the K-Resin Repair be completed at such time and on such terms as to optimize the business activities of the Company and that all material decisions relating to the completion of K-Resin Repair shall be made by the CPC Board of Directors in accordance with the relevant provisions of the Amended and Restated Limited Liability Company Agreement of Chevron Phillips Chemical Company LLC; provided that the members of the CPC Board of Directors shall consider the best interest of the CPC business and the foregoing intent when making decisions relating to the K-Resin Repair; and provided further that the CPC Board of Directors when making decisions relating to the K-Resin Repair shall make such decisions without regard to the indemnification obligations under Section 2.2(a)(ix) of Annex C.  In addition, the Parties recognize that in the future the market for K-Resin may demand or otherwise require a product of a different quality and/or specification than that which is currently produced at the K-Resin Plant. In the event that the costs to complete the K-Resin Repair exceed the P90 Repair Cost, the Parties intend that any identifiable incremental costs of design, scope and/or construction changes to the K-Resin Plant implemented to produce a different product than that which is currently produced in response to such changes in the market for K-Resin shall not be deemed to be K-Resin Repair costs for purposes of Section 2.2(a)(ix) of Annex C.

All other terms and conditions of the Contribution Agreement and Annex C shall remain in full force and effect and shall be applied consistently with these amendments.  Section 12.1 (Counterparts), Section 12.2 (Governing Law; Jurisdiction and Forum; Waiver of Jury Trial), Section 12.8 (Amendments and Waivers), Section 12.10 (Severability), Section 12.11 (Interpretation) and Article 3 of Annex C of the Contribution Agreement, are incorporated herein by reference and applied mutates mutandis to this letter.

If you are in agreement with the forgoing, please indicate such by signing in the appropriate space below.  This letter agreement constitutes the entire understanding and agreement of the Parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the matters contained herein.

Sincerely,

CONOCOPHILLIPS COMPANY

By:	/s/ John E. Lowe

Name:	John E. Lowe
Title:	Executive Vice President, Planning and Strategic Transactions

Acknowledged and Agreed		Acknowledged and Agreed

CHEVRONTEXACO CORPORATION		CHEVRON PHILLIPS CHEMICAL
COMPANY LLC

By:	/s/ Darald W. Callahan	By:	/s/ James L. Gallogly

Name: Darald W. Callahan		Name: James L. Gallogly
Title: Executive Vice President		Title: President and Chief Executive Officer

SCHEDULE A

Total K-Resin AFE approved amount	$110,523,162
Adjustments
Improved Resin project (WMC.HCK041)	$(1,742,495)

Reimbursable Amount	$108,780,667

Reimbursement by Phillips
Paid Prior to JV	$4,194,516
Paid thru Dec 2002	$87,599,280
Total	$91,793,796

Credit for Expediting Expense	$4,700,000

Total K-Resin amount reimbursed	$96,493,796

REMAINING PAYMENT FOR REBUILD*
$12,286,871
BREAKDOWN OF PAYMENT

* Expediting expense reversal	$5,300,000

* Remaining K-Resin AFE amount	$6,986,871
$12,286,871